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                                                                      EXHIBIT 11

                            ATRIA COMMUNITIES, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               Quarter
                                                        ----------------------
                                                         1998           1997
                                                        -------        -------
BASIC EARNINGS PER COMMON SHARE:

Net income...........................................   $ 2,567        $ 1,578
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Shares used in the computation:
  Weighted average shares outstanding................    23,378         15,830
                                                        =======        =======


Basic earnings per common share......................   $  0.11        $  0.10
                                                        =======        =======

DILUTED EARNINGS PER COMMON SHARE:

Net income...........................................   $ 2,567        $ 1,578
                                                        =======        =======

Shares used in the computation:
  Weighted average common shares outstanding.........    23,378         15,830
  Dilutive effect of common stock options............       556            157
                                                        -------        -------

Shares used in computing earnings per share..........    23,934         15,987
                                                        =======        =======

Diluted earnings per common share....................   $  0.11        $  0.10
                                                        =======        =======